EXHIBIT 8.2


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                                     CRISP
                                    HUGHES

                               - & CO., L.L.P. -

                 CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

                                                            March 17, 1997

Board of Directors
Security Federal Savings Bank

SFB Bancorp, Inc.
632 East Elk Avenue
Elizabethton, TN

Gentlemen:

You have requested an opinion from this firm regarding the tax consequences under the laws of the State of Tennessee regarding the mutual-to-stock conversion (the "Conversion") of Security Federal Savings Bank (the "Savings Bank") to a federally-chartered capital stock savings bank (the "Stock Savings Bank") and simultaneous acquisition of all the capital stock of the Stock Savings Bank by a parent savings bank holding company (the "Holding Company") pursuant to a Plan of Conversion adopted by the Board of Directors.

You have previously received an opinion of counsel ("Federal Tax Opinion") stating that the Conversion of the Savings Bank under the Plan of Conversion would not result in adverse federal income tax consequences to the Savings Bank or to its account holders under the Internal Revenue Code of 1986, as amended ("Code"). The Federal Tax Opinion holds that the Conversion qualifies as a tax-free reorganization under Section 368(a)(1)(F) of the Code. The Federal Tax Opinion rendered is predicated upon Revenue Ruling 80-105, 1980-1 C.B. 78, which holds that a similar transaction qualified as a tax-free reorganization under
Section 368(a)(1)(F) of the Code. The Federal Tax Opinion provides that, based upon the facts and circumstances attendant to the Conversion of the Savings Bank, no adverse federal income tax consequences would result to the Savings Bank or its account holders by virtue of the implementation of the Plan of Conversion.

Based upon the facts and circumstances attendant to the Conversion as detailed in the Plan of Conversion and as described in the Federal Tax Opinion, and the provisions of the Code and the Federal Tax Opinion rendered, it is our opinion that the laws of the State of Tennessee will, for income tax purposes, treat the conversion transaction as detailed in the Plan of Conversion in an identical manner as it is treated by the Internal Revenue Service for income tax purposes, and that under such state law no adverse income tax consequences will be incurred by either the Savings Bank or its account holders as a result of the implementation of the Plan of Conversion.


      32 Orange Street - P.O. Box 3049 - Asheville, North Carolina 28802 -
                      (704) 254-2254 - FAX (704) 254-6859
         Other Offices: Boone, Burnsville, Sylva, NC and Greenville, SC

       Member of: The American Institute of Certified Public Accountants,
                The Continental Association of CPA Firms, Inc.,
     The Intercontinental Accounting Associates and The North Carolina and
                       South Carolina Associates of CPAs
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Board of Directors
Security Federal Savings Bank
SFB Bancorp, Inc.
March 17, 1997
Page 2

The opinion herein expressed specially does not include, without limitation by the specification thereof, an opinion with respect to any franchise tax or capital stock taxes which might result from the implementation of the Plan of Conversion.

We hereby consent to the filing of this opinion as an exhibit to the Application for Conversion or similar filings of the Savings Bank filed with the Office of Thrift Supervision (OTS), the filing of this opinion as an exhibit to the application of the Holding Company to be filed with the OTS, and the filing of this opinion as an exhibit to the Holding Company' Registration Statement on Form SB-2 ("Form SB-2") to be filed with the Securities and Exchange Commission, and to reference to our firm in the prospectus contained in the application for conversion, Form SB-2 and documents related to this opinion.

                           CRISP HUGHES & CO., L.L.P.


                          /s/ Crisp Hughes & Co., L.L.P.